Exhibit 10.5

RED HAT, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made effective as of December 19, 2007 by and between Red Hat, Inc., a Delaware corporation with its offices at 1801 Varsity Drive, Raleigh, North Carolina 27606 (the “Company”), and James M. Whitehurst, an individual (“Executive”). Together the Company and Executive shall be referred to herein as the “Parties.”

The following terms of employment are agreed to by the Parties:

1. Engagement. Commencing on January 1, 2008 (“Effective Date”), the Company shall employ Executive as President and Chief Executive Officer of the Company. Executive shall report solely and directly to the Board of Directors of the Company (the “Board”). Executive shall have responsibilities, duties and authorities as specified by the Board from time to time, which will generally be commensurate with chief executive officers of public entities of similar size and character, and shall be the chief external representative of the Company. For so long as Executive remains President and Chief Executive Officer of the Company, the Board will nominate Executive to the Board and, if elected, Executive shall serve in such capacity without additional consideration. Executive will at all times comply with all policies of the Company then in effect.

2. Commitment. During and throughout the Employment Term (as defined in Section 3 below), Executive will devote substantially all of his full working time and attention to the Company. During the Employment Term, Executive shall not engage in any employment, occupation, consulting or other activity for direct or indirect financial remuneration unless approved by the Board; provided, however, that Executive may (i) serve in any capacity with any professional, community, industry, civic (including governmental boards), educational or charitable organization and (ii) subject to the Company’s policies applicable to all employees, make investments in other businesses and manage his and his family’s personal investments and legal affairs; provided that any such activities described in (i) or (ii) above do not materially interfere with the discharge of Executive’s duties as the President and Chief Executive Officer of the Company. Executive shall perform his services under this Agreement primarily through a division of time spent at the Company’s headquarters in Raleigh, North Carolina and the Company’s offices in Westford, Massachusetts.

3. Employment Term. Executive’s employment with the Company pursuant to this Agreement shall begin on the Effective Date and shall continue until his employment terminates (such employment period being referred to herein as the “Employment Term”).

4. Cash and Stock Compensation.

4.1 Base Salary. During his employment hereunder, Executive shall be entitled to receive a base salary (“Base Salary”) at a rate of seven hundred thousand dollars ($700,000) on an annualized basis. The Company shall pay Executive’s Base Salary periodically in arrears not less frequently than monthly in accordance with the Company’s regular payroll practices as in effect from time to time. The Board will review Executive’s Base Salary no less frequently than annually. If increased, the increased Base Salary shall become the Base Salary for all purposes of this Agreement, and shall never be decreased.

4.2 Incentive Bonus. Executive, upon meeting the applicable performance criteria established following the process set forth below in the sole judgment of the Company’s Compensation Committee of the Board (“Compensation Committee”), shall be eligible to receive an annual incentive target bonus for a given fiscal year of the Company in an amount equal to 100% of Executive’s Base Salary in effect at the beginning of such fiscal year (“Target Bonus”). For performance exceeding such applicable performance criteria in the sole judgment of the Compensation Committee, Executive shall be eligible to receive an annual incentive bonus for a given fiscal year of the Company in an amount in excess of the Target Bonus but not in excess of 200% of Executive’s Base

Salary in effect at the beginning of such fiscal year, which amount shall be determined by the Compensation Committee in its sole discretion. The performance criteria that Executive must substantially and timely achieve by the end of the relevant fiscal year in order to receive his Target Bonus shall be those selected by the Compensation Committee under the Company’s Executive Variable Compensation Plan, or a successor cash incentive compensation plan (“EVC Plan”), for the relevant fiscal year. In the event that all such performance criteria for a given fiscal year have not been achieved, the Compensation Committee in its sole discretion may award a partial bonus (or no bonus) based upon the degree to which the specified performance criteria were successfully completed, the relative importance of those completed and any other factor that the Compensation Committee may deem relevant. Except for the Company’s 2008 fiscal year and as otherwise provided herein, any bonus described in this Section 4.2 will be paid according and subject to the terms of the EVC Plan under which it was awarded. Notwithstanding any other provision of this Section 4.2, for the Company’s 2008 fiscal year ending February 29, 2008, Executive’s incentive bonus pursuant to this Section 4.2 shall be equal to the Target Bonus set forth above, prorated for the portion of the Company’s fiscal year during which Executive performed services for the Company under this Agreement.

4.3 Compensatory Stock Awards.

A. Grant of Compensatory Stock Awards.    As soon as administratively practicable on or following the Effective Date, but in any event no later than 10 days after the Effective Date, Executive shall be granted an option to purchase 500,000 shares of the Company’s no par common stock (“Common Stock”) and 175,000 shares of restricted stock under the Company’s 2004 Long-Term Incentive Plan (the “Stock Plan”). Any option granted to Executive in connection with the commencement of his employment shall have a per share exercise price equal to 100% of the closing fair market value of the Company’s common stock as traded on the New York Stock Exchange on the date of grant, shall vest in equal amounts on an annual basis over a four year period following the date of grant, and otherwise (except as expressly provided in Section 6 below) shall contain the same terms and conditions as the Company’s standard form of non-qualified stock option agreement adopted for use under the Stock Plan. Any grant of restricted stock made to Executive in connection with the commencement of his employment shall vest in equal amounts on an annual basis over a four year period following the date of grant and otherwise (except as expressly provided in Section 6 below) shall contain the same terms and conditions as the Company’s standard form of restricted stock agreement, as applicable, adopted for use under the Stock Plan. The Compensation Committee will consider the grant of additional compensatory stock awards to Executive no less frequently than annually.

5. Employee Benefits.

5.1 Employee Welfare and Retirement Plans. Executive shall, to the extent eligible, be entitled to participate at a level commensurate with his position in all employee welfare benefit and retirement plans and programs provided by the Company to its executives in accordance with the terms thereof as in effect from time to time. Such plans and programs currently include, without limitation, the 401(k) Plan, and the group term life insurance, comprehensive health, major medical, dental and disability plans.

5.2 Business Expenses. Upon submission of appropriate documentation in accordance with its policies in effect from time to time, the Company shall promptly pay to or reimburse Executive for all reasonable business expenses which Executive incurs in performing his duties under this Agreement, including, but not limited to, travel, entertainment, professional dues and subscriptions, so long as such expenses are reimbursable under the Company’s policies in effect from time to time.

5.3 Relocation Expenses. Upon submission of appropriate documentation in accordance with its policies in effect from time to time, the Company shall pay or reimburse Executive for (i) all reasonable expenses which Executive incurs in connection with relocating Executive’s family and his principal residence from the Atlanta, Georgia area (“Relocation Expenses”) and (ii) a full tax gross-up of the Relocation Expenses that are subject to federal, state and/or local tax (the “Relocation Gross-Up”); provided that the total amount of the Relocation

Expenses and the Relocation Gross-Up shall not exceed one hundred fifty thousand dollars ($150,000). If Executive has been unable to sell his current principal residence in the Atlanta, Georgia area within a commercially reasonable period of time, which time shall be determined by mutual agreement between Executive and the Company, then the Company shall provide Executive with an additional one hundred fifty thousand dollars ($150,000). The manner in which relocation expenses are incurred and reimbursed is intended to be exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

5.4 Paid Time Off. Executive shall be entitled to paid time off in accordance with the standard written policies of the Company with regard to executives, but in no event less than twenty (20) days per calendar year (prorated for any calendar year in which Executive is not performing services for the Company for the entire year) in addition to Company holidays. Unused vacation days with respect to any calendar year shall be carried over into the next calendar year in accordance with the standard written policy of the Company.

6. Termination of Employment.

6.1 General. Subject in each case to the provisions of this Section 6, nothing in this Agreement shall interfere with or limit in any way the right of the Company to terminate Executive’s employment at any time, for any reason or no reason, with or without notice, and nothing in this Agreement shall confer on Executive any right to continue in the employ of the Company. If Executive’s employment terminates due to death or for any other reason or for no reason, he will be entitled to receive (in addition to any compensation and benefits he is entitled to receive under Section 6.2 through 6.6 below): (i) any earned but unpaid Base Salary, (ii) any earned but unpaid annual incentive bonus, (iii) unreimbursed business expenses in accordance with the Company’s policies for which expenses Executive has provided appropriate documentation, (iv) a lump sum cash amount equal to the value of his unused vacation days in accordance with the standard written policy of the Company, and (v) any amounts or benefits to which Executive is then entitled under the terms of the benefit plans then sponsored by the Company in accordance with their terms. Notwithstanding any other provision in this Agreement to the contrary, any severance benefits to which Executive may be entitled shall be provided exclusively through the terms of this Section 6 of this Agreement.

6.2 Termination Without Cause, Voluntary Termination with Good Reason.

A. General.    If, during the Employment Term, Executive’s employment is terminated by the Company without Cause (defined below), or Executive voluntarily resigns from the Company for Good Reason (defined below), Executive shall be entitled to the following severance benefits:

(1) Base Salary, Incentive Bonus, and Benefits.    The Company shall pay to Executive in cash an amount equal to the sum of (x) 150% of Executive’s then current annualized Base Salary and (y) a prorated portion (prorated for the portion of the Company’s fiscal year during which Executive performed services for the Company under this Agreement) of Executive’s then current Target Bonus (based on the Base Salary in effect on the date of Executive’s termination of employment). Such amounts shall be in equal installments over an eighteen (18) month period following the Effective Release Date (as defined below) in accordance with the Company’s standard payroll policies and procedures and in a manner not inconsistent with Section 6.6 hereof.

The Company shall also pay the full cost of the health care premiums otherwise payable by Executive upon his election of health care continuation coverage for himself and his qualified beneficiaries as provided under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for a period of no longer than 18 months following Executive’s termination of employment. The receipt of any severance benefits provided for under this Agreement or otherwise shall be dependent upon Executive’s delivery to the Company an effective general release of claims in a form substantially in the form attached hereto as Exhibit A, with such future changes as may be reasonably determined by the Company in order to reflect changes in applicable law, within thirty (30) days of the date of Executive’s termination of employment (or such longer period as may be required by applicable law), and shall be paid or commence no later than thirty (30) days thereafter. The date on which Executive’s release of claims becomes effective shall be referred to as the “Effective Release Date.” The receipt of any severance benefits hereunder shall also be dependent upon Executive’s compliance with the terms of the Company’s form of Employee Inventions Assignment and Restrictive Obligations Agreement, which agreement was signed by Executive in connection with the commencement of his employment, as such agreement may be amended from time to time.

(2) Stock Awards.    That portion of any stock award previously granted to Executive by the Company during the Employment Term which is still outstanding but unvested on Executive’s date of termination of employment and which would otherwise have vested during the subsequent eighteen (18) month period had Executive’s employment continued for an additional 18 months, will immediately vest as of Executive’s Effective Release Date. In addition, Executive’s right to exercise any outstanding stock option shall end on the earlier of the first anniversary of the date of Executive’s termination of employment or the expiration of the option’s maximum term, which provision shall be reflected in the terms of any stock option agreement issued to Executive by the Company. Any sale of Company stock by Executive shall continue to conform to the Company’s Insider Trading Policy, as now in existence and as hereinafter amended, for so long as Executive is providing services for the Company and for 180 days thereafter.

B. No Mitigation/No Offset.    Executive shall not be required to seek other employment or otherwise mitigate the value of any severance benefits contemplated by this Agreement, nor shall any such benefits be reduced by any earnings or benefits that Executive may receive from any other source. The amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right which the Company may have against Executive or others. Notwithstanding any other provision of this Agreement, any sum or sums paid under this Agreement shall be in lieu of any amounts to which Executive may otherwise be entitled under the terms of any severance plan, policy, program, agreement or other arrangement sponsored by the Company or an affiliate of the Company.

6.3 Termination for Cause, Voluntary Resignation Without Good Reason.

A. General.    If, during the Employment Term, Executive’s employment is terminated by the Company for Cause, or Executive voluntarily resigns from his employment hereunder other than for Good Reason, Executive shall be entitled only to payment of his Base Salary through and including the date of termination of his employment. Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment, except as determined in accordance with the terms of the employee benefit plans or programs of the Company or as required by law.

B. Cause.    Termination for “Cause” shall mean termination of Executive’s employment because of:

(1) the failure by Executive either (a) to materially perform his duties with the Company or (b) to materially comply with the terms of the Company’s form of Employee Inventions Assignment and Restrictive Obligations Agreement signed by Executive (other than any such failure resulting from (i) his incapacity due to physical or mental impairment or (ii) such factors as are outside Executive’s control, including, but not limited to, economic downturns, litigation against the Company, or natural disasters), unless any such failure is corrected within thirty (30) days following written notice by the Board that specifically identifies the manner in which the Board believes Executive has substantially failed to materially perform his duties; or

(2) the gross or willful misconduct by Executive with regard to the Company or any employee of the Company that is materially injurious to the Company or such employee; or

(3) the conviction of Executive, or plea of guilty or nolo contendere by Executive, to a crime classified as a felony.

C. Good Reason.    For the purposes of this Agreement “Good Reason” means, the occurrence, without the express written consent of Executive, of any of the following events: (i) either (a) any material reduction or diminution (except temporarily during any period of disability) in Executive’s titles or positions assured in Section 1 under this Agreement, or (b) any material diminution in Executive’s authority, duties or responsibilities with the Company or the addition of any titles, duties and responsibilities, in either case that are materially inconsistent with his authority, title, duties and responsibilities as Chief Executive Officer of the Company; provided, however, that any changes in Executive’s titles, positions, authority, duties or responsibilities due to the fact that the Company or its successor becomes a privately held company or a division or subsidiary of a publicly traded company shall not constitute “Good Reason” so long as Executive continues as the chief executive of the business of the Company substantially as conducted immediately prior to the time that the Company becomes privately held, a division or a subsidiary, as the case may be, and there is no material diminution in Executive’s authority, duties or responsibilities (other than the fact that he is no longer the chief executive of a publicly traded company); (ii) a breach by the Company of any material provision of this Agreement, including, but not limited to, any reduction (other than a reduction (not to exceed ten percent (10%) that applies, in substantially equal percentages, to all officers (within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, of the Company)) in Executive’s Base Salary; (iii) the failure of the Company to obtain and deliver to Executive a satisfactory written agreement from any successor to the Company to assume and agree to perform this Agreement in accordance with Section 9.4; (iv) the failure to nominate or re-nominate Executive to the Board during the Employment Term or the removal of Executive from the Board without Cause or as a result of a stockholder election in connection with an actual or threatened proxy contest relating to the election of directors to the Company, in either case only during such period in which a class of the Company’s equity securities is actively traded on an established public securities trading market; or (v) the Company relocating Executive’s principal office outside of the metropolitan area to which Executive relocates under Section 5.3. No termination of Executive’s employment by Executive for Good Reason for which any severance benefits shall become payable pursuant to Sections 6.2 or 6.5 shall be effective unless the following provisions of this Section 6.3(C) shall have been complied with. Executive shall give written notice to the Company of his intention to terminate his employment for Good Reason, which notice shall (i) state in detail the particular circumstances that constitute the grounds on which the proposed termination for Good Reason is based and (ii) be given no later than 90 days after the first occurrence of such circumstances. The Company shall have 30 days after receiving such notice in which to cure such grounds. If the Company fails to cure such grounds within such 30-day period, Executive’s employment with the Company shall thereupon terminate for Good Reason.

6.4 Death or Disability. Executive’s employment hereunder shall terminate immediately upon his death, or if the Board, based upon appropriate medical evidence, determines Executive has become physically or mentally incapacitated so as to render him incapable of performing his usual and customary duties as President and Chief Executive Officer of the Company for a continuous period in excess of one hundred eighty (180) days.

6.5 Special Provisions for Certain Terminations in Connection with a Change of Control.

A. General.    If, during the Employment Term, either (x) Executive’s employment is terminated by the Company without Cause (defined above) either within 3 months prior to or upon or within 24 months following the occurrence of a Change of Control (as defined below), or (y) Executive voluntarily resigns from the Company for Good Reason (defined above) upon or within 24 months following the occurrence of a Change of Control, Executive shall be entitled to the following severance benefits:

(1) Base Salary, Incentive Bonus, and Benefits.    The Company shall pay Executive in cash a lump sum amount equal to the sum of the following: (1) 200% of Executive’s then current annualized Base Salary, (2) 200% of Executive’s then current Target Bonus (based on the Base Salary in effect on the date of Executive’s termination of employment), and (3) a prorated portion (prorated for the portion of the Company’s fiscal year during which Executive performed services for the Company under this Agreement) of Executive’s Target Bonus for the fiscal year in which Executive’s termination of employment may occur.

The Company shall also pay the full cost of the health care premiums otherwise payable by Executive upon his election of health care continuation coverage for himself and his qualified beneficiaries as provided under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for a period of no longer than 24 months following Executive’s termination of employment. Finally the Company shall pay the premiums for term life insurance in the same amount of death benefit protection that Executive enjoyed under Company-provided life insurance coverage on the date of his termination of employment for a period of 24 months following such date of termination of employment. Executive understands and agrees that the Company shall be under no obligation to provide Executive with either group health coverage or life insurance except to the extent required by law and that its obligations under this Agreement are limited solely to the payment of premium costs as described herein. The receipt of any severance benefits provided for under this Agreement or otherwise shall be dependent upon Executive’s delivery to the Company an effective general release of claims in a form satisfactory to the Company within thirty (30) days of the date of Executive’s termination of employment (or such longer period as may be required by applicable law), and shall be paid or commence no later than thirty (30) days thereafter.

(2) Stock Awards.    Any stock award previously granted to Executive by the Company during the Employment Term which is still outstanding but unvested on Executive’s date of termination of employment will immediately vest as of Executive’s Effective Release Date.

B. No Mitigation/No Offset.    Executive shall not be required to seek other employment or otherwise mitigate the value of any severance benefits contemplated by this Agreement, nor shall any such benefits be reduced by any earnings or benefits that Executive may receive from any other source. The amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right which the Company may have against Executive or others. Notwithstanding any other provision of this Agreement, any sum or sums paid under this Agreement shall be in lieu of any amounts to which Executive may otherwise be entitled under the terms of any severance plan, policy, program, agreement or other arrangement sponsored by the Company or an affiliate of the Company.

C. Change of Control.    For the purpose of this Agreement, “Change of Control” is defined as:

(1) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 35% or more of the total voting power represented by the Company’s then outstanding voting securities (“Company Voting Securities”); provided, however, that the event described in this Section 6.5(C)(1) shall not be deemed to be a Change of Control by virtue of any of the following acquisitions: (a) by the Company or any subsidiary of the Company, (b) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company, (c) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (d) by any person of Company Voting Securities from the Company, if a majority of the Incumbent Directors approve in advance the acquisition of beneficial ownership of 35% or more of Company Voting Securities by such person ; or

(2) A change in the composition of the Board occurring within any two-year period as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (i) are directors of the Company as of the date hereof, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but, in the case of clause (ii), was not elected or nominated in connection with an actual or threatened proxy contest relating to the election of directors to the Company (any person elected to the Board after being nominated as provided in clause (ii) shall then be considered an Incumbent Director); or

(3) The consummation of a merger, consolidation or similar transaction involving the Company with any other business entity in which the voting securities of the Company outstanding immediately prior thereto would not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent, as the case may be) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or its parent, as the case may be, outstanding immediately after such merger, consolidation or similar transaction and such voting power among the holders thereof is in substantially the same proportion as the voting power of such securities among the holders thereof immediately prior to the transaction; or

(4) The consummation of the sale, lease, disposition or similar transfer by the Company of all or substantially all of the Company’s assets (“Asset Sale”); or

(5) The approval by the stockholders of the Company of a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 35% of the Company Voting Securities as a result of the repurchase or other reacquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur. Furthermore, notwithstanding any other provision in this Section 6.5, any transaction defined in Section 6.5(C)(1) through (5) above that does not constitute a “change in the ownership or effective control” of the Company, or “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Treasury Regulations 1.409A-3(a)(4) and 1.409A-3(i)(5) shall not be treated as a Change of Control. Executive understands that the Company has commenced the process of reviewing its various compensatory plans, agreements, programs, policies and arrangements for compliance with Section 409A of the Code and Executive hereby agrees that the Company may unilaterally amend the definition of “Change of Control” in this Section 6.5 in a manner recommended by its counsel with the intent of complying with the requirements of Section 409A of the Code.

6.6 Effect of Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, if, upon the advice of its counsel, the Company determines that any payments or benefits to be provided to Executive pursuant to this Section 6 are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code (“409A Taxes”) as applicable at the time such payments and benefits are otherwise required under this Agreement, then such payments or benefits shall be delayed until the date that is six months after the date of Executive’s “separation from service” (as such term is defined under Section 409A of the Code) with the Company, or such shorter period that, in the opinion of such counsel, is sufficient to avoid the imposition of 409A Taxes (the “Payments Delay Period”). The Company and Executive agree to cooperate in good faith so that Executive will not be taxed under Section 409A of the Code.

7. “Golden Parachute” Excise Tax.

7.1 Gross-up Payment. In the event that Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the nature of compensation (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively the “Company Payments”), and such Company Payments will be subject to the tax imposed by Section 4999 of the Code and any similar tax that may hereafter be imposed by any other taxing authority (the “Excise Tax”), the Company shall pay to Executive at the time specified in Section 7.4 below an additional amount (the “Gross-up Payment”) such that the net amount retained by Executive, after deduction of any Excise Tax on the Company Payments and any other tax upon the Gross-up Payment provided for by this Section 7.1, but before deduction for any tax (other than the Excise Tax) on the Company Payments, shall be equal to the Company Payments.

7.2 Determination of Excise Tax Payments. For purposes of determining whether any of the Company Payments and Gross-up Payments (collectively the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, the calculations called for by Section 280G of the Code and the regulations promulgated thereunder shall be completed by the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or tax counsel selected by the Company (the “Accountants”). The Company shall pay the costs incurred by the Accountants in completing such calculations and providing any written conclusions or analysis to the Company and Executive. Absent manifest error, any determinations or conclusions reached by the Accountants shall be binding, final and conclusive upon the Company and Executive.

7.3 Adjustment of Gross-Up Payments. For purposes of determining the amount of the Gross-up Payment, Executive shall be deemed to pay U.S. federal income taxes at the highest marginal rate of U.S. federal income taxation in the calendar year in which the Gross-up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence for the calendar year in which the Company Payments are to be made, net of the maximum reduction in U.S. federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and any other tax imposed on the portion of the Gross-up Payment being repaid by Executive if such repayment results in a reduction in Excise Tax or a tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Gross-up Payment to be refunded to the Company has been paid to any tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to Executive, and interest payable to the Company shall not exceed the interest received or credited to Executive by such tax authority for the period it held such portion. Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if Executive’s claim for refund or credit is denied.

In the event that the Excise Tax is later determined by the Accountant or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

7.4 Payment Date. The Gross-up Payment or portion thereof provided for in Section 7.3 shall be paid not later than the thirtieth (30th) day following an event occurring which subjects Executive to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to Executive on such day an estimate, as determined in good faith by the Accountants, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to Section 7.3 hereof, as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth (90th) day after the occurrence of the event subjecting Executive to the Excise Tax. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a payment by the Company to Executive, payable on the fifth (5th) day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

7.5 IRS Controversy. In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, Executive shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect Executive, but Executive shall control any other issues. In the event the issues are interrelated, Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree

Executive shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, Executive shall permit the representative of the Company to accompany Executive, and Executive and Executive’s representative shall cooperate with the Company and its representative.

7.6 Copies of Communications. The Company and Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Section 7.

8. Liability Insurance.

8.1 Coverage. The Company shall cover Executive under directors and officers liability insurance both during and, while potential liability exists, after the Employment Term in the same amount and to the same extent, if any, as the Company covers its other officers and directors.

8.2 Indemnification. The Company shall during and after the Employment Term indemnify and hold harmless Executive to the extent set forth in that Indemnification Agreement entered into by and between the Company and Executive in connection with the commencement of Executive’s employment, as such agreement may be amended from time to time.

9. Miscellaneous.

9.1 Payment of Legal Fees. The Company shall pay Executive’s reasonable legal fees and costs associated with entering into this Agreement, such fees and costs to not exceed $20,000 and to be itemized to the extent they exceed $4,000. All such fees and costs shall be incurred in 2007, submitted to the Company no later than January 1, 2008 and paid by the Company no later than March 15, 2008.

9.2 Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

Red Hat, Inc.

1801 Varsity Drive

Raleigh, North Carolina 27606

ATTN: Board of Directors

and

General Counsel

Red Hat, Inc.

1801 Varsity Drive

Raleigh, North Carolina 27606

To Executive at the address most recently provided to the Company and located in the Company’s books and records.

All such notices shall be conclusively deemed to be received and shall be effective, (i) if sent by hand delivery or courier, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission, or (iii) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed. Each party shall promptly notify the other of any change in its notification address, and until such notice is received, each party is entitled to rely on the address in this Agreement or the last revised address actually supplied by the other party.

9.3 Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Moreover, if any of the provisions contained in this Agreement is determined by a court of competent jurisdiction to be unenforceable because it is excessively broad in scope, whether as to duration, activity, geographic application, subject or otherwise, it shall be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law in order to achieve the intent of the Parties.

9.4 Assignment. This Agreement shall be binding upon and inure to the benefit of (a) the heirs, beneficiaries, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company, provided that any successor shall within ten (10) days of such assumption deliver to Executive a written assumption in a form reasonably acceptable to Executive. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” shall mean any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

Notwithstanding such assignment, the Company shall remain, with such successor, jointly and severally liable for all of its obligations hereunder. This Agreement may not otherwise be assigned by the Company.

None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive or as provided in Section 9.8 hereof. Any attempted assignment, transfer, conveyance or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation hereunder shall be null and void; provided, however, that notwithstanding the foregoing, Executive shall be allowed to transfer vested shares subject to stock options or the vested portion of other equity awards consistent with the rules for transfers to “family members” as defined in Securities Act Form S-8. Any attempted assignment, transfer, conveyance or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation hereunder shall be null and void.

9.5 Arbitration of Disputes.

A. Arbitration.    In the event that the parties hereto have any dispute under this Agreement, the parties shall first attempt in good faith amicably to settle the matter by mutual negotiations or mediation. If such negotiations are unsuccessful, the parties agree that all disputes that may arise between them arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof shall be settled by binding arbitration to be held in Raleigh, North Carolina, or such other location agreed by the parties hereto, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

B. Governing Law.    The arbitrators shall apply North Carolina law to the merits of dispute or claim, without reference to rules of conflicts of law. Executive and the Company hereby expressly consent to the personal jurisdiction of the state and federal courts located in North Carolina for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

C. Costs and Fees of Arbitration.    Executive shall pay the initial arbitration filing (not to exceed $200), and the Company shall pay the remaining costs and expenses of such arbitration (unless Executive requests that each party pay one-half of the costs and expenses of such arbitration or unless otherwise required by law). Unless otherwise required by law or pursuant to an award by the arbitrator, the Company and Executive shall each pay separately its counsel fees and expenses. Notwithstanding the foregoing, the arbitrator may, but need not, award the prevailing party in any dispute its or his legal fees and expenses; provided, however, that if Executive prevails with respect to a dispute that arises after the occurrence of a Change of Control, then the Company shall pay all of his fees and expenses (including reasonable attorneys’ fees) which Executive incurred with respect to the dispute.

9.6 No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged in writing signed by Executive and the Company’s General Counsel or any other executive officer of the Company (other than Executive) duly authorized either by the Board or the Compensation Committee.

9.7 Survivorship. The respective rights and obligations of Company and Executive hereunder shall survive any termination of Executive upon his employment to the extent necessary to the intended preservation of such rights and obligations.

9.8 Beneficiaries. Executive shall be entitled, to the extent permitted under any applicable law, to select and change the beneficiary or beneficiaries to receive any compensation or benefit payable hereunder upon his death by giving the Company written notice thereof in a manner consistent with the terms of any applicable plan documents. If Executive dies, severance then due or other amounts due hereunder shall be paid to his designated beneficiary or beneficiaries or, if none are designated or none survive Executive, his estate.

9.9 Withholding. The Company shall be entitled to withhold, or cause to be withheld, any amount of federal, state, city or other withholding taxes or other amounts either required by law or authorized by Executive with respect to payments made to Executive in connection with his employment hereunder.

9.10 Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of North Carolina without reference to rules relating to conflict of law.

9.11 Entire Agreement. This Agreement and any documents referred to herein represent the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and Executive.

9.12 Counterparts. This Agreement may be executed in two or more counterparts each of which shall be legally binding and enforceable.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and Executive has hereunto set his hand, as of the day and year first above written, to be effective as of the Effective Date.

EXECUTIVE:		RED HAT, INC.

By:	/s/ James M. Whitehurst	/s/ Michael R. Cunningham
	James M. Whitehurst	By:	Michael R. Cunningham
		Its:	General Counsel

Exhibit A

General Release of Claims

1. In further consideration for the payments, benefits and undertakings described in that Executive Employment Agreement entered into between Red Hat, Inc. and Executive to which this General Release of Claims is an exhibit (“Employment Agreement”), provided by the Company to Executive, which Executive agrees are in addition to any amounts or benefits to which he would otherwise be entitled under the terms of his Employment Agreement or any other agreement or terms of employment with the Company, to the fullest extent permitted by law, Executive, individually and on behalf of his attorneys, representatives, successors, and assigns, does hereby completely release and forever discharge the Company, its affiliated and subsidiary corporations, and its and their shareholders, directors, officers and all other representatives, agents, employees, successors and assigns, from all claims, rights, demands, actions, obligations, and causes of action of any and every kind, nature and character, known or unknown, which Executive may now have, or has ever had, against them arising from, or in any way connected with, the employment relationship between the parties, any actions during the relationship, or the termination thereof. This release covers all statutory, common law, constitutional and other claims, including but not limited to, all claims for wrongful discharge in violation of public policy, breach of contract, express or implied, breach of covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, intentional or negligent misrepresentation, discrimination, any tort, personal injury, or violation of statute including but not limited to Title VII of the Civil Rights Act and the Americans with Disabilities Act, which Executive may now have, or has ever had. The parties agree that any past or future claims for money damages, loss of compensation, earnings and benefits, including but not limited to stock entitlements, both past and future (except as provided in this Agreement), medical expenses, attorneys’ fees and costs, reinstatement and other equitable relief, are all released by this Agreement.

2. Executive intends that this release of claims cover all claims, whether or not known to Executive. Executive further recognizes the risk that, subsequent to the execution of this release, Executive may incur loss, damage or injury which Executive attributes to the claims encompassed by this release. Executive expressly assumes this risk by signing this release and voluntarily and specifically waives any rights conferred by California Civil Code section 1542 which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor which if known by him or her must have materially affected his or her settlement with the debtor.

Executive also hereby waives any rights under the laws of the State of North Carolina, the Commonwealth of Massachusetts, the State of Georgia or any other jurisdiction which Executive may otherwise possess that are comparable to those set forth under California Civil Code section 1542.

3. Executive acknowledges that he has been given at least 21 days in which to review and consider this release, although Executive is free to execute this release at any time within that 21-day period. Executive acknowledges that he has been advised to consult with an attorney about this release. Executive also acknowledges his understanding that if Executive signs this release, Executive will have an additional 7 days from the date that Executive signs this release to revoke that acceptance, which Executive may effect by means of a written notice sent to the General Counsel of the Company at the Company’s corporate headquarters. If this 7-day period expires without a timely revocation, Executive acknowledges and agrees that this release will become final and effective on the eighth day following the date of Executive’s signature, which eighth day will be the effective date of this release.

4. However, Executive is not releasing any of the following: (1) any rights to indemnification from the Company whether pursuant to the Employment Agreement, any other agreement, the Company’s bylaws, applicable law or otherwise, (2) any claims regarding any payments or benefits due to Executive in connection with his termination of employment under the Employment Agreement, (3) claims for benefits under any health, disability, retirement, life insurance or similar employee benefit plan of the Company according to the terms of such benefit plan, or (4) any claims related to Executive’s rights to health care continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

5. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause in the Employment Agreement. Neither this release itself nor the furnishing of the consideration for this release shall be deemed or construed as an admission of liability or wrongdoing of any kind by the Company.

6. To the fullest extent permitted by law, at no time subsequent to the execution of this release will Executive pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which he may now have, has ever had, or may in the future have against the Company and/or any officer, director, employee or agent of the Company, which is based in whole or in part on any matter covered by this release. Executive represents and warrants that there has been no assignment or other transfer of any interest in any claim by Executive that is covered by this release.

7. Executive acknowledges and agrees that his execution of this release is supported by independent and adequate consideration in the form of payments and/or benefits from the Company to which Executive would not have become entitled if he had not signed this release.

IN WITNESS WHEREOF, Executive has duly executed this release as of the day and year set forth below.

Dated: , 20

James M. Whitehurst